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                                                                      EXHIBIT 99


March 29, 2002



Securities and Exchange Commission
Washington, DC

Arthur Andersen LLP has represented to Consumers Funding LLC that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.



By /s/          Glenn P. Barba
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              Glenn P. Barba
         Chief Accounting Officer and Controller





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